EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT
                         (dated as of September 1, 2006)


                  AGREEMENT, made and entered into as of the date first above written, by and between, XL Capital Ltd, a Cayman Islands corporation (the "Company"), X.L. Global Services, Inc. ("XLGS"), and MICHAEL C. LOBDELL (the "Executive").

                  WHEREAS, the Company and Executive each desire Executive become employed by the Company and XLGS and to memorialize the terms and conditions of such employment by a written agreement;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company, XLGS, the Guarantors (as hereinafter defined) and the Executive (the "Parties") agree as follows:

                  1.  EMPLOYMENT.

                  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the term of this Agreement as set forth in Section 2, below, in the position and with duties and responsibilities set forth in Section 3, below, and upon such other terms and conditions as are hereinafter stated.

                  2.  TERM OF EMPLOYMENT.

                  The stated term of employment under this Agreement shall commence on the date first above written (the "Date of the Agreement") and shall continue through the close of business on the first anniversary of the Date of the Agreement, subject to earlier termination as provided in Section 8, below, and extension as provided in the next succeeding sentence. On the first anniversary of the Date of the Agreement and on each anniversary thereafter, the stated term of employment shall be automatically extended for an additional one year unless the Company gives notice in writing to the Executive or the Executive gives notice in writing to the Company at least six months prior to such anniversary that the term is not to be so extended.

                  3.  POSITIONS, DUTIES AND RESPONSIBILITIES.

                           (a) GENERAL. The Executive shall be employed as the
Chief Executive - Global Business Services of the Company. In such position, the Executive shall have the duties, responsibilities and authority normally associated with the office, position and titles of such an officer of an insurance, reinsurance and financial services company, or holding company, whose shares are publicly traded in the United States. Such duties shall include responsibility for overall execution and service delivery across the XL group of companies; direct management and oversight of Company's infrastructure and project management, including IT

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systems and technology, procurement, real estate, facilities, outsourcing and offshoring. In carrying out his duties and responsibilities, the Executive shall report to the Company's Chief Executive Officer (the "CEO"). During the term of this Agreement, the Executive shall devote his full business time to the business and affairs of the Company, provided that the Executive may manage his personal and family passive investments, be involved with and serve on boards and advisory committees of charitable, professional, trade and civic organization, and with the consent of the CEO, serve on for profit boards and advisory committees provided that the foregoing activities in the aggregate do not materially interfere with Executive's performance of his duties. Executive's service on the advisory board of DataSynapse Inc. is hereby approved.


                           (b) PERFORMANCE OF SERVICES. The Executive's services
under this Agreement, which are global in nature, shall be performed at the location or locations reasonably requested by the Company; PROVIDED, HOWEVER, that Executive's principal place of business shall be in the Stamford, Connecticut area. Executive acknowledges that certain services may be required to be performed outside the United States and in accordance with the guidelines established by the Company from time to time for the location of the performance of services on behalf of the Company and its subsidiaries. The Executive acknowledges that the Company may require the Executive to travel to the extent such travel is reasonably necessary to perform the services hereunder and that such travel may be extensive.

                  4.  BASE SALARY.

                  The Executive shall be paid a Base Salary by the Company of no less US$600,000.00, payable in accordance with the Company's regular pay practices. Such Base Salary shall be subject to annual review in accordance with the Company's practices for executives as in effect from time to time and may be increased (but not decreased) at the discretion of the Compensation Committee of the Company Board (the "Compensation Committee").

                  5.  BONUSES.

                  In addition to the Base Salary provided for in Section 4, above, the Executive shall be eligible for an annual cash bonus under the Company's Annual Incentive Compensation Plan as in effect from time to time, with a bonus target of at least 125% of your Base Salary. The Executive may be awarded such annual bonuses thereunder as may be approved by the Compensation Committee based on corporate, individual and business unit performance measures, as appropriate, established or approved from time to time, by the Compensation Committee. Any annual bonus shall be paid in cash in a lump sum no later than March 15 following the year for which the annual bonus is paid, unless deferred at the Executive's option in accordance with the provisions of any applicable deferred compensation plan of the Company or it subsidiaries in effect from time to time and in compliance with Section 409A of the United States Internal Revenue Code of 1986, as amended (the "Code"). Nothing in this Section 5 shall confer upon the Executive any right to a minimum annual bonus.



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                  6.  EMPLOYEE BENEFIT PROGRAMS.

                  During the term of the Executive's employment under this Agreement, the Executive shall be entitled to participate in all employee benefit programs of the Company as are in effect from time to time and in which similarly situated senior executives of the Company are eligible to participate.

                  7. BUSINESS EXPENSE REIMBURSEMENT, FRINGE BENEFITS. During the term of the Executive's employment under this Agreement, the Executive shall be entitled to participate in the Company's travel and entertainment expense reimbursement programs and its executive fringe benefit plans and arrangements, all in accordance with the terms and conditions of such programs, plans and arrangements as in effect from time to time as applied to the Company's similarly situated executives.

                  8.  TERMINATION OF EMPLOYMENT.

                  (a) TERMINATION DUE TO DEATH. In the event the Executive dies during the term of employment hereunder, the Executive's spouse, if the spouse survives the Executive, (or, if the Executive's spouse does not survive him, the estate or other legal representative of the Executive) shall be entitled to receive the Base Salary as provided in Section 4, above, at the rate in effect at the time of Executive's death, to be paid in accordance with the Company's regular payroll practices through the end of the sixth month after the month in which the Executive dies. In addition to the above, the estate or other legal representative of the Executive shall be entitled to:

                  (i) any annual bonus awarded in accordance with the Company's bonus program but not yet paid under Section 5, above, to be paid at the time such bonus would otherwise be due under the applicable program, and reimbursement of business expenses incurred prior to death in accordance with Section 7 above,

                  (ii) within 45 days after the date of death, a pro rata bonus for the year of death in an amount determined by the Compensation Committee, but in no event less than a pro rata portion of the Executive's average annual bonus for the immediately preceding three years (or the period of the Executive's employment with the Company, if less),

                  (iii) the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive determined in accordance with the terms thereof,

                  (iv) for a period of six months following the Executive's death, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive's dependents, if any, under the Company's medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the dependents) as is then in existence for other executives during the coverage period;



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         PROVIDED, THAT, if the Executive's dependents cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted, and

                  (v) the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6, above, determined in accordance with the applicable terms and provisions of such programs.

                  (b) TERMINATION DUE TO DISABILITY. In the event the Executive's employment hereunder is terminated due to his disability, which shall mean that Executive has been unable to perform his material duties due to illness or injury for a continuous twenty-six (26) week period, as determined under the Company's long-term disability plan, the Executive shall be entitled to, subject to Subsection 25 hereof,:

                  (i) the Base Salary as provided in Section 4, above, through the end of the sixth month after the month in which the Executive's employment terminates due to disability, to be paid in accordance with the Company's regular payroll practices,

                  (ii) any annual bonus awarded in accordance with the Company's bonus program but not yet paid under Section 5, to be paid at the time such bonus would otherwise be due under the applicable program, and reimbursement of business expenses incurred prior to termination of employment in accordance with Section 7 above,

                  (iii) within 45 days after the date of termination, a pro rata bonus for the year of termination in an amount determined by the Compensation Committee, but in no event less than a pro rata portion of the Executive's average annual bonus for the immediately preceding three years (or the period of the Executive's employment with the Company, if less),

                  (iv) the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive, determined in accordance with the terms thereof,

                  (v) for a period of six months following the termination of the Executive's employment, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive (and the Executive's dependents, if any) under the Company's medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; PROVIDED, THAT, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted; PROVIDED FURTHER, HOWEVER, that, in the event the Executive becomes reemployed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease, and



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                  (vi) the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6 above, determined in accordance with the applicable terms and provisions of such programs.

                  Until the occurrence of such a Disability Termination the Executive shall continue to receive his full compensation and benefits.

                  (c) TERMINATION FOR CAUSE.

                  (i) The employment of the Executive under this Agreement may be terminated by the Company for Cause, such termination to be effective upon the Company giving the Executive written notice of termination in accordance with the provisions of this Agreement. For this purpose, "Cause" shall mean:

                  (A) conviction of the Executive of a felony involving moral turpitude, dishonesty or laws to which the Company or its Affiliates are subject in connection with the conduct of its or their business;

                  (B) the Executive, in carrying out his duties for the Company under this Agreement, has been guilty of (1) willful misconduct of a material nature or (2) substantial and continual refusal by the Executive to perform the duties assigned to the Executive pursuant to the terms hereof; PROVIDED, HOWEVER, that any act or failure to act by the Executive shall not constitute Cause for purposes of this Section 8(c)(i)(B) if such act or failure to act was committed, or omitted, by the Executive in good faith and in a manner he reasonably believed to be in the overall best interests of the Company, as the case may be. The determination of whether the Executive acted in good faith and that he reasonably believed his action to be in the Company's overall best interest, as the case may be, will be in the reasonable judgment of the General Counsel of the Company or, if the General Counsel shall have an actual or potential conflict of interest, the Compensation Committee; or

                  (C) the Executive's continued willful refusal to obey any lawful policy or requirement duly adopted by the Company Board and the continuance of such refusal after receipt of written notice.

                  (ii) In the event of a termination for Cause under Section 8(c)(i), above, the Executive shall be entitled only to:

                  (A) Base Salary as provided in Section 4, above, at the rate in effect at the time of his termination of employment for Cause, through the date on which termination for Cause occurs, to be paid in accordance with the Company's regular payroll practices,

                  (B) the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive, determined in accordance with the terms thereof, and

                  (C) the vested accrued benefits, if any, under employee benefit programs of the Company, as provided in Section 6, above, and reimbursement of properly incurred unreimbursed business expenses under the business expense reimbursement program as described in Section 7, above, determined in accordance with the applicable terms and provisions of such employee benefit and expense reimbursement programs; PROVIDED that



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         the Executive shall not be entitled to any such benefits unless the terms and provisions of such programs expressly state that the Executive shall be entitled thereto in the event his employment is terminated for Cause (as defined in this Agreement or otherwise).

                  (d) TERMINATION WITHOUT CAUSE.

                  (i) Anything in this Agreement to the contrary notwithstanding, the Executive's employment may be terminated by the Company without Cause as provided in this Section 8(d). A termination due to death or disability, as described in Section 8(a) or (b), above, or a termination for Cause, as described in Section 8(c), above, shall not be deemed a termination without Cause under this Section 8(d). For the avoidance of doubt, if a notice of non-renewal of this Agreement pursuant to Section 2 is issued by the Company and, within six (6) months thereafter, a written notice is issued (x) by the Company to the Executive of its intention to terminate the employment relationship with Executive at the end of the Term or (y) by the Executive to the Company of Executive's intention to terminate the employment relationship with the Company at the end of the Term, the termination of the Executive's employment at the end of the Term shall be considered a termination by the Company without Cause hereunder.

                  (ii) in the event the Executive's employment is terminated by the Company without Cause (x) prior to a Change in Control (other than as provided in the last paragraph of Section 8(d)(iii), in which case the provisions of Section 8(d)(iii) shall apply in lieu of this Section 8(d)(ii)) or
(y) following the Post-Change Period (as hereinafter defined), the Executive shall be entitled to:

                  (A) Base Salary as provided in Section 4, above, at the rate in effect at the time of his termination of employment without Cause, through the date on which termination without Cause occurs, to be paid in accordance with the Company's regular payroll practices,

                  (B) provided the Executive executes and does not revoke a general release of claims against the Company and its affiliates in substantially the form of Exhibit C hereto, a cash lump sum payment made, subject to Section 25 hereof, within 30 days after termination of employment equal to (x) two times the Executive's annual Base Salary, at the annual rate in effect in accordance with Section 4, above, immediately prior to such termination and (y) one times the higher of the targeted annual bonus for the year of such termination, if any, or the average of the Executive's annual bonus payable by the Company for the three years immediately preceding the year of termination (or such shorter period during which the Executive has been employed by the Company),

                  (C) any annual bonus awarded in accordance with the Company's bonus program but not yet paid under Section 5, above, to be paid, subject to Section 25 hereof, at the time such bonus would otherwise be due under the applicable program, and reimbursement of business expenses incurred prior to termination of employment in accordance with
         Section 7 above,

                  (D) the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive, determined in accordance with the terms thereof,



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                  (E) for a period of twenty-four months following the
         termination of the Executive's employment, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive (and the Executive's dependents, if any) under the Company's medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; PROVIDED, THAT, if the Executive cannot continue to participate in the Company plans providing such benefits because of underwriting or plan provisions or if such participation would cause the Executive to be taxed on the benefits under Internal Revenue Code
         Section 105(h), the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted; PROVIDED, HOWEVER, that, in the event the Executive becomes reemployed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease, and further provided, that all providing of benefits and payments hereunder shall be done in compliance with Section 25 hereof, and

                  (F) the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6 above, determined in accordance with the applicable terms and provisions of such programs.

                  (iii) In the event the Executive's employment is terminated by
(x) the Company without Cause within the twenty-four month period following a Change in Control (as defined in Exhibit A hereto) (the "Post-Change Period") or
(y) the Executive terminates his employment for "Good Reason" (as defined in Exhibit B hereto) during the Post-Change Period, the Executive shall be entitled to the following, paid in the case of amounts set forth in (A), (B), (C) and (D) below, subject to Section 25 hereof, within 30 days after termination of employment:

                  (A) Base Salary as provided in Section 4, above, at the rate in effect at the time of his termination of employment, through the date on which termination occurs,

                  (B) a cash lump sum payment equal to two times the Executive's annual Base Salary, at the rate in effect in accordance with Section 4, above, or immediately prior to such termination or Change in Control, whichever is greater,

                  (C) a cash lump sum payment equal to two times the average annual bonus awarded to the Executive by the Company in the three years prior to the year in which the Change in Control occurs (or shorter period during which the Executive had been employed by the Company); PROVIDED such bonuses shall he at least equal to the targeted annual bonus, if any, for the year of such termination,

                  (D) an amount equal to (i) the higher of (x) the bonus actually awarded to the Executive by the Company for the year immediately preceding the year in which the Change in Control occurs or
         (y) the targeted amount of bonus, if any, that would have been awarded to the Executive in respect of the year in which the termination of employment occurs, multiplied by (ii) a fraction, the numerator of which is the number of months or fraction thereof in which the Executive was employed by the Company in the year of termination of employment, and the denominator of which is 12,

                  (E) options to purchase equity securities of the Company or other rights with respect to equity securities of the Company held by the Executive shall immediately vest



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         in full and shall continue to be exercisable for three years from the date of termination of employment, notwithstanding the Executive's termination of employment, or the original full term of the option or other right, if shorter,

                  (F) for a period of twenty-four months following the termination of the Executive's employment, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive (and the Executive's dependents, if any) under the Company's medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; PROVIDED, THAT, if the Executive cannot continue to participate in the Company plans providing such benefits because of underwriting or plan provisions or, if such participation would cause the Executive to be taxed in the benefits under Internal Revenue Code
         Section 105(h), the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted; PROVIDED, HOWEVER, that, in the event the Executive becomes reemployed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease, and further provided, that all providing of benefits and payments hereunder shall be in compliance with Section 25 hereof, and

                  (G) full and immediate vesting under the Company's retirement plans as of the date of termination, to the extent permitted by applicable law; PROVIDED, HOWEVER, that if such full and immediate vesting cannot be provided under a retirement plan under applicable law, then economically equivalent benefits, determined on an after tax basis to the Executive, shall be provided through arrangements outside the applicable retirement plan in compliance with Section 25 hereof.


                  Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to the benefits described in (A)-(G) above, if the Executive's employment with the Company is terminated by the Company (other than for Cause) within one year prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control; PROVIDED, HOWEVER, that in such event, amounts will be payable hereunder only following the Change in Control (and, subject to Section 25, within 10 days thereafter).

                  (iv) If, in situations where Section 8(d)(iii) does not apply, at any time during the term of the Executive's employment hereunder, duties are assigned to the Executive that are materially inconsistent with his position as described in Section 3 herein, or the Company does not cure any material breach by it of any provision of Sections 3 through 7 of this Agreement within 30 calendar days following written notice of same by the Executive (which written notice must be given within 30 calendar days after such breach), the Executive shall have the right to terminate his employment within 30 calendar days of the Company's failure to rescind such assignment in accordance with the proviso below or of such failure to cure a breach, as the case may be, and such termination shall be deemed a termination by the Company without Cause under
Section 8(d)(ii), above, PROVIDED, in the case of assignment of inconsistent duties that are materially inconsistent with those set for in Section 3, the Executive shall have given the Company



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written notice of his decision within 30 calendar days of such assignment and shall not, within 30 calendar days thereafter, have had the assignment of inconsistent duties rescinded.

                  (e) VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may voluntarily terminate his employment prior to the expiration of the term of this Agreement upon at least three months' prior written notice to the Company. Such termination shall constitute a voluntary termination and, except as provided in
Section 8(d)(iii) or Section 8(d)(iv), above, in such event the Executive shall be limited to the same rights and benefits as applicable to a termination by the Company for Cause as provided in Section 8(c), above. A voluntary termination in accordance with this Section 8(e) shall not be deemed a breach of this Agreement. A termination of the Executive's employment due to disability or death as described in Section 8(b) or 8(a), above, a termination by the Executive which the Executive is entitled to treat as a termination by the Company pursuant to Section 8(d), above, or a termination by the Executive under
Section 8(d)(iv), above, shall not be deemed a voluntary termination within the meaning of this Section 8(e).


                  9.  EXCISE TAX PAYMENTS.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit or accelerated vesting or exercisability of any award) by the Company any acquirer or any party related to the Company or the acquirer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision or similar excise tax), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), (ii) the aggregate amount of the Executive's Parachute Payments (as defined in Section 280G(b)(2)(A) of the Code) is less than 3.25 times the Executive's Base Amount (as defined in Section 280G(b)(3)(A) of the Code), and (iii) no such Payment would be subject to the Excise Tax if the payments set forth in Section 8(d)(iii)(B) and (C) hereof were each reduced by up to 20 percent, then the payments set forth in Section 8(d)(iii)(B) and (C) will each be reduced to the smallest extent possible (and in no event by more than 20 percent in the aggregate) such that no Payment is subject to the Excise Tax.

                  (b) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) the aggregate amount of the Executive's Parachute Payments equals or exceeds 3.25 times the Executive's Base Amount, (ii) the aggregate amount of the Executive's Parachute Payments is less than 3.25 times the Base Amount but one or more Payments would be subject to the Excise Tax even if the payments set forth in Section 8(d)(iii)(B) and (C) hereof were each reduced by 20 percent, or (iii) notwithstanding a reduction in payments pursuant to Section 9(a) above, an Excise Tax is payable by the Executive on one or more Payments, then, in any such case, Payments shall not be reduced and the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any income or Excise Tax) imposed upon the Gross-Up Payment and



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any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

                  (c) Subject to the provisions of Section 9(d), all determinations required to be made under this Section 9, including determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by a nationally recognized public accounting firm selected by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within l5 business days of the date of termination of the Executive's employment, if applicable, or such earlier time as is reasonably requested. The initial Gross-Up Payment, if any, as determined pursuant to this Section 9(c), shall be paid to the Executive within five business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 9(c) shall be binding upon the Company and the Executive, subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments are referred to herein as the "Gross-Up Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 9(d) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

                  (d) The Executive shall notify the Company in writing of any claim by the United States Internal Revenue Service that, if successful, would require the payment by the Executive of any Excise Tax and, therefore, the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 30 business days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires, in good faith, to contest such claim (which notice shall set forth the bases for such contest) and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall, in good faith:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall, in good faith, reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and



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                  (iv) permit the Company to participate, in good faith, in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis to the Executive, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of all costs and expenses.

                  Without limitation on the foregoing provisions of this Section 9(d), the Company shall, exercising good faith, control all proceedings taken in connection with such contest and, at its sole option (but in good faith), may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option (but in good faith), either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis to the Executive, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; AND FURTHER PROVIDED that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(d)) promptly pay to the Company, as the case may be, the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then any obligation of the Executive to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  Notwithstanding any provision herein to the contrary, the Executive's failure to strictly comply with the notice provisions set forth in this Section 9, so long as such failure does not prevent the Company from contesting an excise tax claim, shall not adversely affect the Executive's rights under this Section 9. All payments shall be subject to Section 25 and any amount advanced shall be deemed a nonrefundable payment to the extent a refundable advance would be a violation of the Sarbanes-Oxley Act.

                  10.  NO MITIGATION; NO OFFSET.

                  In the event of any termination of employment under Section 8, above, the Executive shall be under no obligation to mitigate damages or seek other employment, and, except as expressly set forth herein with respect to Executive's requirement to accept the medical, dental and other welfare benefits offered by a prospective employer, there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.


                  11.  NONCOMPETITION AND NONSOLICITATION.

                  The Executive represents and warrants that, to the best of his knowledge, he is not using the confidential or proprietary information of any other person in violation of any agreement or rights of others known to him. The Executive agrees that the products of the Company and its Affiliates shall constitute the exclusive property of the Company and its Affiliates.

                  For the avoidance of doubt, all trademarks, policy language or forms, products or services (including products and services under development), trade names, trade secrets, service marks, designs, computer programs and software, utility models, copyrights, know-how and confidential information, applications for registration of any of the foregoing and the right to apply for them in any part of the world (whether any of the foregoing shall be registered or unregistered) created or discovered or participated in by the Executive during the course of his employment (whether or not pursuant to the terms of this Agreement) or under the instructions of the Company or its Affiliates are and shall be the absolute property of the Company and its Affiliates, as appropriate. Without limiting the foregoing, the Executive hereby assigns to the Company any and all of the Executive's right, title and interest, if any, pertaining to the insurance and reinsurance (including, without limitation, finite insurance and reinsurance), risk assumption, risk management, brokerage, financial and other products or services developed or improved upon by the Executive (including, without limitation, any related "know-how") while employed by the Company or its Affiliates, including any patent, trademark, trade name, copyright, ownership or other right that may pertain thereto.

                  Since Executive has obtained and is likely to obtain in the course of Executive's employment with the Company and its Affiliates knowledge of trade names, trade secrets, know-how, products and services (including products and services under development), techniques, methods, lists, computer programs and software and other confidential information relating to the Company and its Affiliates, and their employees, clients, business or business opportunities, Executive hereby undertakes that:

                  (i) Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) encourage, entice, solicit or endeavor to encourage, entice or solicit away from employment with the Company or its Affiliates, or hire or cause to be hired, any officer or employee of the Company or its Affiliates (or any individual who was within the prior twelve(12) months an officer or employee of the Company or its Affiliates), or encourage, entice, solicit or endeavor to encourage, entice or solicit any individual to violate the terms of any employment agreement or arrangement between such individual and the Company or any of its Affiliates; PROVIDED, HOWEVER, that nothing in this subsection shall prevent Executive from providing a personal reference on behalf of any officer or employee of the Company to a third party, appearing or being involved in a general advertisement for employment not specifically tailored to entice only officers or employees of the Company

                  (ii) Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) interfere with or disrupt or seek to interfere with or disrupt (A) the relationships between the Company and its Affiliates, on the one hand, and any primary property, casualty, specialty insurance and/or reinsurance customer or client of the Company and its Affiliates, on the other hand, (including any insured or reinsured party) with regard to such area of insurance and /or reinsurance who during the period of twenty-four months immediately preceding such termination shall have been such a customer or client, or (B) the supply to the Company and its Affiliates of any services by any supplier or agent or broker with regard to the insurance and/or reinsurance areas who during the period of twenty-four months immediately preceding such termination shall have supplied services to any such person, with regard to the insurance and/or reinsurance areas nor will Executive interfere or seek to interfere with the terms on which such supply or agency or brokering services during such period as aforesaid have been made or provided; and

                  (iii) Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) whether as an employee, consultant, partner, principal, agent, distributor, representative or stockholder (except solely as a less than one percent stockholder of a publicly traded company), without the written consent of the Company through the Chief Executive Officer, after receipt of specific notice by Executive of the potential competitive situation (such consent not to be unreasonably withheld) engage in any activities in Bermuda or the United States if such activities are competitive with the primary or reinsurance property, casualty, specialty insurance and/or reinsurance businesses that (i) are then being conducted by the Company or its Affiliates and (ii) during the period of the Executive's employment were either being conducted by the Company or its Affiliates or actively being developed by the Company or its Affiliates.

                  The provisions of the immediately preceding sentence shall continue as long as the Executive is employed by the Company or its Affiliates and such provisions shall continue in effect after such employment is terminated for any reason until the first anniversary of such termination, provided that if such employment is terminated by the Company under Section 8(d)(iii) or by the Executive under Section 8(d)(iii), the provisions of clauses (ii) and (iii) shall automatically terminate upon such termination of employment, unless the Company elects, in writing, upon such termination to continue the provisions of clauses (ii) and (iii) in effect through the six-month anniversary of such termination of employment in which case the Company shall be obligated to pay the Executive, in addition to any of the Executive's rights under Section 8(d)(iii), a lump sum payment equal to the sum of (x) six months of his Base Salary and (y) one half of the Executive's average annual bonus payable by the Company or its subsidiaries for the three years (or shorter period of employment by any of such entities) immediately preceding the year of termination, and such lump sum payment shall be made within 10 days following termination of employment.

                  For purposes of this Agreement, an "Affiliate" of the Company includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, and such term shall specifically include, without limitation, the Company's majority-owned subsidiaries.

                  The limitations on the Executive set forth in this Section shall also apply to any agent or other representative acting on behalf of Executive at the Executive's specific intentional direction.

                  While the restrictions aforesaid are considered by both parties to be reasonable in all the circumstances it is recognized that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions or the geographic or other scope thereof shall be adjudged to be void as going beyond what is reasonable in the circumstances for the protection of the interests of the Company and its Affiliates but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or geographic or other area dealt with thereby reduced in scope then said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

                  Nothing contained in this Section 11 shall limit in any manner any additional obligations to which Executive may be bound pursuant to any other agreement or any applicable law, rule or regulation and Section 11 shall apply, subject to its terms, after employment has terminated for any reason.


                  12.  CONFIDENTIAL INFORMATION.

                  The Executive covenants that he shall not, without the prior written consent of the Company, use for the Executive's own benefit or the benefit of any other person or entity other than the Company and its Affiliates or disclose to any person, other than an employee of the Company or other person to whom disclosure is in good faith believed to be desirable to the performance by the Executive of his duties in the employ of the Company, any confidential, proprietary, secret, or privileged information about the Company or its Affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its Affiliates. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential proprietary or privileged information or data relating to the Company or any of its Affiliates or predecessor companies, and their respective businesses, which shall have been obtained by Executive during his employment, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive) or unless he is required to disclose such information by a court or by a governmental body with apparent authority to require such disclosure. The foregoing covenant by the Executive shall be without limitation as to time and geographic application and this Section 12 shall apply in accordance with its terms after employment has terminated for any reason. The Executive acknowledges and agrees that he shall have no authority to waive any attorney-client or other privilege without the express prior written consent of the Compensation Committee as evidenced by the signature of the Company's General Counsel.

                  13.  WITHHOLDING.

                  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.


                  14.  GUARANTY AND AFFILIATE SERVICES.

                  (a) LIABILITY. Each of XL Insurance Ltd and XL Re Ltd (together, the "Guarantors") hereby agrees to be jointly and severally liable together with the Company, for the performance of all obligations and duties, and the payment of all amounts, due to the Executive under this Agreement. In case of the failure of the Company to punctually pay any of the amounts necessary to satisfy the obligations, the Guarantor shall cause such amounts to be paid punctually when and as the same shall become due and payable as if such payment were made by the Company. This is a guaranty of payment and not collection. The obligations of the Guarantor under this Guaranty shall not be affected or impaired by reason of the happening from time to time of any of the following with respect to the Agreement or the Company, although without notice to or the consent of the Guarantor: (i) the waiver by the Executive or the Company of the performance or the observance of any provision of the Agreement;
(ii) the modification or amendment (whether material or otherwise) of any of the obligations of the Company or the Executive under the Agreement; (iii) any failure, omission or delay on the part of the Executive to enforce, assert or exercise any right conferred on him in the Agreement or otherwise; or (iv) any bankruptcy, insolvency or reorganization of, any arrangement or assignment for benefit of creditors by, or any trusteeship with respect to, the Company or any of its assets or any liquidation or sale of the Company or its assets. The resolution of any arbitration under Section 18 hereof shall be binding on the Guarantor.

                  (b) RESPONSIBILITY. All of the other terms and provisions of this Agreement relating to the Executive's employment b the Company shall likewise apply mutatis mutandis to the Executive's employment by any of its Affiliates, it being understood that if the Executive's employment with the Company is terminated, his employment with its Affiliates shall also be terminated and the Executive shall be required to resign immediately from all directorships and other positions held by the Executive in the Company and its Affiliates or in any other entities in respect of which the Executive was acting as a representative or designee of the Company or its Affiliates in connection with his employment.


                  15.  ENTIRE AGREEMENT.

                  This Agreement, together with the Exhibits, contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and the Executive with respect thereto.

                  16.  ASSIGNABILITY; BINDING NATURE.

                  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his right to compensation and benefits hereunder, which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or scheme of arrangement in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes by operation of law or in writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.


                  17.  INDEMNIFICATION.

                  The Executive shall be provided indemnification by the Company to the maximum extent permitted by applicable law and its charter documents. In addition, he shall be covered by a directors' and officers' liability policy with coverage for all directors and officers of the Company in an amount equal to at least US $75,000,000. Such directors' and officers' liability insurance shall be maintained in effect for a period of six years following termination of the Executive's employment for any reason.


                  18.  SETTLEMENT OF DISPUTES.

                  (a) Any dispute between the Parties arising from or relating to the terms of this Agreement or the Executive's employment with the Company or its Affiliates shall, except as provided in Section 18(b) or Section 18(c), be resolved by binding arbitration held in New York City in accordance with the rules of the American Arbitration Association.

                  (b) Executive acknowledges that the Company and its Affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Section 11 or 12. Accordingly, Executive agrees that the Company and its Affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Section 11 or 12 in any Federal or state court sitting in the City and State of New York or court sitting in Bermuda or the United Kingdom, or, at the Company's or any Affiliate's election, in any other jurisdiction in which Executive maintains his residence or his principal place of business. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its Affiliates to obtain such injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail or delivery, addressed to the last address of Executive known to the Company or its Affiliates, or in any other manner authorized by law. Executive further agrees that, in addition to any other remedies available to the Company or its Affiliates by operation of law or otherwise, because of any breach by Executive of his obligations under Section 11 or 12 he will forfeit any and all bonus and rights to any payments to which he might otherwise then be entitled by virtue hereof and such payments may be suspended so long as any good faith dispute with respect thereto is continuing; PROVIDED, HOWEVER, that payments, benefits and other rights and privileges of the Executive under this Agreement following termination of the Executive's employment during a Post-Change Period shall not be forfeited, suspended, offset, diminished or otherwise altered in any way on account of any breach or prospective breach of Section 11, Section 12 or any other provision of this Agreement alleged by the Company.

                  (c) Notwithstanding any other provision of this Agreement, the Executive may elect to resolve any dispute involving a breach or alleged breach of this Agreement following termination of the Executive's employment during a Post-Change Period in any Federal or State court sitting in the City and State of New York or court sitting in Bermuda or the United Kingdom. The Company and the Guarantors hereby submit to the non-exclusive jurisdiction of all those courts for the purposes of any such actions or proceedings instituted by the Executive, and the Company and the Guarantors agree that process in any or all of such actions or proceedings may be served by registered mail or delivery, addressed to the Company as set forth in Section 20, or in any other manner authorized by law. The Company and the Guarantors shall pay all costs associated with any court proceeding under this Section 18(c) without regard to the outcome of such proceeding, including all legal fees and expenses of the Executive, who shall be reimbursed for all such costs promptly upon written demand therefor by the Executive.

                  (d) Each Party shall bear its own costs incurred in connection with any proceeding under Sections 18(a) or 18(b) hereof, including all legal fees and expenses: PROVIDED, HOWEVER, that the Company shall bear all such costs of the Executive (to the extent such costs are reasonable) if the Executive substantially prevails in the proceeding. The Executive shall be reimbursed by the Company for all such reasonable costs promptly upon written demand therefor by the Executive which is made within a reasonable time following the proceeding and is supported by documentation of such costs.


                  19.  AMENDMENT OR WAIVER.

                  No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company and the Guarantors. No waiver by any Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except as set forth in Section 8(d)(iv) or Exhibit B, any waiver must be in writing and signed by the Executive or a duly authorized officer of the Company and the Guarantors, as the case may be.


                  20.  NOTICES.

                  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently by similar process give notice of:

                  If to the Company:

                          XL Capital Ltd
                          One Bermudiana Road
                          Hamilton HM11, Bermuda

                          Att'n:  General Counsel


                  If to the Executive:

                  Michael C. Lobdell

                  112 Clearview Lane (at his last residence address in the Company book)

                  New Canaan, Connecticut  06840


                  Copy to:  Michael Sirkin

                  Proskauer Rose LLP

                  1585 Broadway

                  New York, New York  10036


                  21.  SEVERABILITY.

                  In the event that any' provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.


                  22.  SURVIVORSHIP.

                  The respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.


                  23.  REFERENCE.

                  In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative.


                  24.  GOVERNING LAW.

                  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

                  25.  SECTION 409A.

                  (a) It is intended that this Agreement will comply with
Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

                  (b) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his "separation from service" (as such term is defined in Treasury Regulations issued under Code
Section 409A), or (ii) the date of his death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 25 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion. In no case will compliance with this Section by the Company constitute a material breach of the Company's or the Guarantors' obligations under this Agreement.


                  26.  HEADINGS.

                  The heading of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.


                  27.  COUNTERPARTS.

                  This Agreement may be executed in one or more counterparts.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                         XL CAPITAL LTD




                                         By:  /s/ Kirstin R. Gould
                                             ----------------------------------
                                                    SECRETARY


                                         XL GLOBAL SERVICES, INC.




                                         By:  /s/ Celia R. Brown
                                             ----------------------------------


                                         GUARANTORS:

                                         XL INSURANCE LTD

                                         By:  /s/ Kirstin R. Gould
                                             ----------------------------------
                                                    SECRETARY

                                         XL RE LTD

                                         By:  /s/ Kirstin R. Gould
                                             ----------------------------------
                                                    SECRETARY




READ, ACCEPTED & AGREED


/s/ Michael C. Lobdell
-------------------------

   Michael C. Lobdell

      8/15/2006

                                                                       EXHIBIT A


                                CHANGE IN CONTROL


                  A "Change in Control" shall be deemed to have occurred:

                  (i) any person (which, for all purposes hereof, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a "Person") or any group, as defined in Sections 13(d) or 14(d) of the United States Securities Exchange Act of 1934 (other than a group of which the Executive is a member or which has been organized by the Executive), becomes the beneficial owner, directly or indirectly, of securities of the Company representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 30% or more of either (I) the outstanding Ordinary Shares of the Company, (II) the outstanding securities of the Company having a right to vote in the election of directors, or (III) the combined voting power of the outstanding securities of the Company having a right to vote in the election of directors; or

                  (ii) if there shall be elected or appointed to the Board of Directors of the Company (the "Board") any director or directors whose appointment or election by the Board or nomination for election by the Company's shareholders was not approved by a vote of at least a majority of the directors then still in office who were either directors on the date of execution of this Agreement or whose election or appointment or nomination for election was previously so approved; or

                  (iii) upon consummation of a reorganization, scheme of arrangement, merger, consolidation, combination, amalgamation, corporate restructuring, liquidation, winding up, exchange of securities, or similar transaction (each, an "Event"), in each case, in respect of which the beneficial owners of the outstanding Company Ordinary Shares immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 60% of each of the outstanding equity share capital, and the combined voting power of the then outstanding voting securities entitled to vote in the election of the directors, of the Company and any resulting entity, in substantially the same proportions as their ownership, immediately prior to such Event, of the Ordinary Shares and voting power of the Company; or

                  (iv) if there occurs an Event involving the Company as a result of which 25% of more of the members of the Board of the Company are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement, the consummation of which would result in the Event, or (z) announcement by the Company of an intention to effect the Event; or

                  (v) if the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred.

                                                                       EXHIBIT B


                                   GOOD REASON


         For purposes of this Agreement, "Good Reason" shall mean any of the following, unless done with the prior express written consent of the Executive:

                  (i) (A) The assignment to Executive of duties inconsistent with Executive's position (including duties, responsibilities, status, titles or offices as set forth in Section 3 hereof); or (B) any elimination, diminution or reduction of Executive's duties or responsibilities except in connection with the termination of Executive's employment for Cause, disability or as a result of Executive's death or by Executive other than for Good Reason; and for purposes for this clause (i), the determination of whether there has been a reduction of duties or responsibilities or an assignment of duties inconsistent with the Executive's position shall take into account the Executive's duties, responsibilities and position with the ultimate parent of the parent/subsidiary group as a whole which includes the Company;

                  (ii) The (A) reduction in Executive's Base Salary from the level in effect immediately prior to the Change in Control, or (B) payment of an annual bonus in an amount less than the lesser of (x) the most recent annual bonus paid prior to the Change in Control or (y) the greater of (I) the most recent target bonus, if any, established prior to the Change in Control or (II) the annual average bonus paid for the preceding three complete years prior to the Change in Control (or such lesser number of complete years as the Executive shall have been employed by the Company);

                  (iii) The failure by the Company or the Guarantors to obtain the specific written assumption of this Agreement by any successor or assign of the Company or the Guarantors or any person acquiring substantially all of the Company's or the Guarantors' assets;

                  (iv) Any breach by the Company or the Guarantors of any provision of this Agreement or any agreements entered into pursuant thereto that remains uncured for 20 calendar days following written notice of same by the Executive;

                  (v) Notwithstanding the provisions of Section 3(b) of this Agreement, requiring the Executive to be based at any office or location that is greater than 35 miles from the office or location at which the Executive was principally located immediately prior to the Change in Control;

                  (vi) During the Post-Change Period, (A) the failure to continue in effect any compensation or incentive plan in which Executive participates immediately prior to the time of the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing Executive with at least the same aggregate economic opportunity on an after-tax basis available to the Executive immediately prior to the Change in Control) has been made with respect to such plan in connection with the Change in Control, or the failure to continue Executive's participation therein on substantially the same basis both in terms of the amount of benefits provided and the level of his participation relative to other participants, as existed at the time of the Change in Control; or (B) the failure to continue to provide Executive with benefits and coverage at least as favorable in the aggregate as those enjoyed by him under the Company's pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which he was participating at the time of the Change in Control; or

                  (vii) The failure by the Company to pay within 7 calendar days of the due date any amounts due under any benefit or compensation plan, including any deferred compensation plan.

Notwithstanding any provision in this Agreement to the contrary, the Executive must give written notice of his intention to terminate his employment for Good Reason within sixty (60) days after the act or omission which constitutes Good Reason, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such act or omission.

                                                                       EXHIBIT C


                 Form of General Release and Covenant Not to Sue


1. GENERAL RELEASE OF CLAIMS. In consideration for the payments and benefits paid to you under Section 8 of the Employment Agreement, you hereby release and forever discharge the Company, XL Global Services, Inc. and any and all of their respective affiliates, predecessors, successors, assigns, and their respective officers, directors, administrators and employees of and from all actions, claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, in law or equity, included but not limited to those arising under the Civil Rights Act of 1964, the Reconstruction Era Civil Rights Act, the Age Discrimination in Employment Act of 1967 ("ADEA"), the Employee Retirement Income Security Act of 1974, The Americans with Disabilities Act, The Family and Medical Leave Act of 1993, The New York State Human Rights Law Section 196 ET SEQ., the New York City Administrative Code, as amended, actions under the Connecticut Wage and Hour Laws; the Connecticut Fair Employment Practices Act, C.G.S. Section 46a-60, as amended; the Connecticut Family Medical Leave Act, C.G.S. Section 31-51 pp; and the Connecticut Workers Compensation Act, C.G.S. Section 31-290a and any and all other federal, state, and local laws, rules and regulations prohibiting, without limitation, discrimination in employment, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, misrepresentation or fraud, which you ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement; provided, however, that you are not waiving any right to claim benefits under the XL America, Inc. Employee Savings Plan, any right of indemnification, any rights to directors and officers' liability insurance or any amounts due to you on termination under your employment agreement with the Company.

2. EFFECT OF GENERAL RELEASE; LIMITATIONS ON GENERAL RELEASE. You understand that by signing this General Release you are prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the claims released hereby. However, nothing in the General Release of claims above precludes you from filing a charge with an administrative agency or from participating in an agency investigation. You are, however, waiving your right to recover money in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

3. COVENANT NOT TO SUE. In addition to waiving and releasing the claims and rights covered by the General Release of Claims above, you promise not to sue the Company or any other Released Party in any forum for any reason, including but not limited to claims, laws or theories covered by the General Release of Claims. This covenant by you not to sue is different from the General Release of Claims, which will provide the Company a defense in the event you violate the General Release. If you violate this Covenant Not to Sue by suing a Released Party, you may be liable to that party for monetary damages. More specifically, if you sue a Released Party in violation of this Covenant Not to Sue, you will be required to either: (1) pay that Released Party's attorneys' fees and other costs incurred as a result of having to defend against your suit; or (2) alternatively, at the Released Party's option, return to the Company all of the severance pay provided to you under Paragraph 2 above, except for one-hundred dollars ($100.00). In the event of such violation, the Company will also be excused from providing you any remaining Severance Payments under Paragraph 2. However, nothing in this Covenant Not to Sue or in any other part of this Agreement prevents you from challenging the validity of this Agreement under the ADEA.

4. KNOWING AND VOLUNTARY DECISION TO SIGN. You further agree that no statements, representations, promises, threats or suggestions have been made by the Company or its representatives, officers, or employees to influence you to sign this Agreement except such statements as are expressly set forth herein. You have signed this Agreement upon reaching the considered conclusion that it is best for you, and of your own free will, relying entirely upon your own judgment, and the judgment of such lawyers and other personal advisors who you have chosen to consult. You further acknowledge that you are under no disability or impairment, which affects your decision to sign this General Release.

5. TIME TO CONSIDER THE AGREEMENT. You have actually read this General Release, and have had adequate time to consider its terms and effect of at least 21 days, and to ask any questions that you may have of the legal or other personal advisors of your own choosing.

6. SUBSEQUENT FACTS. No fact, evidence, event or transaction currently unknown to you but which may hereafter become known to you shall affect in any way or manner the final and unconditional nature of this General Release.




READ, ACCEPTED & AGREED


-----------------------
Michael Lobdell


-------------------------
Dated